Exhibit 99.1

April 23, 2014

StanCorp Financial Group, Inc. Reports First Quarter 2014 Earnings

PORTLAND, Ore. — April 23, 2014 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $50.1 million, or $1.13 per diluted share for the first quarter of 2014, compared to net income of $46.8 million, or $1.05 per diluted share for the first quarter of 2013. After-tax net capital losses were $0.7 million for the first quarter of 2014, compared to $1.0 million for the first quarter of 2013.

Net income excluding after-tax net capital losses was $1.14 per diluted share for the first quarter of 2014, compared to $1.07 per diluted share for the first quarter of 2013 (see discussion of non-GAAP financial measures below). The increase was primarily due to more favorable claims experience in Employee Benefits and Individual Disability, partially offset by lower net investment income, higher operating expenses and lower Employee Benefits premiums for the first quarter of 2014. Operating expenses for the first quarter of 2013 reflected savings of $10.3 million or $0.15 per diluted share due to an amendment of the Company’s postretirement medical plan that did not recur for the first quarter of 2014.

“We are pleased with our first quarter financial results, which continued to reflect comparatively favorable claims experience,” said Greg Ness, chairman, president and chief executive officer. “We finished the quarter with a strong balance sheet and capital position after having deployed approximately $82 million of capital through the repurchase of debt and shares.”

Business Segments

Insurance Services

Insurance Services reported income before income taxes of $56.7 million for the first quarter of 2014, compared to $48.8 million for the first quarter of 2013. The increase was primarily due to more favorable claims experience in Employee Benefits and Individual Disability, partially offset by lower net investment income and lower Employee Benefits premiums.

Employee Benefits

Employee Benefits premiums decreased 5.5% to $459.4 million for the first quarter of 2014 from $486.2 million for the first quarter of 2013. The decrease was primarily due to lower Employee Benefits sales compared to prior periods.

Employee Benefits annualized new sales were $62.5 million for the first quarter of 2014, compared to $97.6 million for the first quarter of 2013. The decrease was primarily due to continued pricing competition, fewer attractive large case opportunities and lower quoting activity as a result of customers being distracted by regulatory changes related to federal health care reform.

The benefit ratio for Employee Benefits, measured as benefits to policyholders and interest credited as a percentage of premiums, was 80.8% for the first quarter of 2014, compared to 83.9% for the first quarter of 2013. The Company expects the annual benefit ratio to be in the range of 77% to 79% for 2014. The benefit ratio can fluctuate widely from quarter to quarter and has historically been higher in the first half of the year.

The discount rate used for newly established long term disability claim reserves was 4.00% for the first quarter of 2014, compared to 3.75% for the first quarter of 2013. A 25 basis point increase or decrease in the discount rate currently results in a corresponding increase or decrease in quarterly pre-tax income of approximately $2 million.

The Company’s new money investment rate was 4.69% for the first quarter of 2014, compared to 4.25% for the first quarter of 2013. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 55 basis points for the first quarter of 2014, compared to 62 basis points for the first quarter of 2013.

Individual Disability

Individual Disability premiums were $48.1 million for the first quarter of 2014, compared to $47.0 million for the first quarter of 2013.

The benefit ratio for Individual Disability was 54.1% for the first quarter of 2014, compared to 61.9% for the first quarter of 2013. Due to the relatively small size of the Individual Disability business, the benefit ratio generally fluctuates more on a quarterly basis and tends to be more stable when measured on an annual basis.

Asset Management

Asset Management reported income before income taxes of $16.4 million for the first quarter of 2014, compared to $17.2 million for the first quarter of 2013. The decrease was primarily due to higher operating expenses and the change in fair values of the hedging assets and liabilities related to the Company’s equity-indexed annuity product, partially offset by an increase in administrative fees as a result of the increase in assets under administration.

Assets under administration, which include assets related to retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 10.5% to $25.13 billion at March 31, 2014 from $22.74 billion at March 31, 2013, primarily reflecting higher equity values for retirement plan assets under administration.

Commercial mortgage loan originations were $245.1 million for the first quarter of 2014, compared to $273.7 million for the first quarter of 2013.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses primarily related to the disposition or impairment of the Company’s invested assets and adjustments made in consolidation.

The Other category reported a loss before income taxes of $7.7 million for the first quarter of 2014, compared to a loss before income taxes of $5.7 million for the first quarter of 2013. Net capital losses were $1.1 million for the first quarter of 2014, compared to net capital losses of $1.6 million for the first quarter of 2013. The loss before income taxes excluding net capital losses was $6.6 million for the first quarter of 2014, compared to $4.1 million for the first quarter of 2013.

Operating expenses for the first quarter of 2013 reflected savings of $10.3 million due to an amendment of the Company’s postretirement medical plan that did not recur for the first quarter of 2014. This reduction in operating expenses for the first quarter of 2013 was partially offset by approximately $4 million of non-recurring costs related to other expense management initiatives.

Cash and Investments

At March 31, 2014, the Company’s total cash and investments consisted of 55.6% fixed maturity securities,

40.5% commercial mortgage loans, 1.9% cash and cash equivalents, and 2.0% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at March 31, 2014.

At March 31, 2014, commercial mortgage loans in the Company’s investment portfolio totaled $5.38 billion on approximately 6,540 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.40% and 0.35% of the portfolio balance at March 31, 2014 and 2013, respectively.

Book Value

The Company’s book value per share increased 3.2% from $49.36 at March 31, 2013, to $50.93 at March 31, 2014. Accumulated other comprehensive income (“AOCI”) decreased $101.2 million from $286.1 million at March 31, 2013 to $184.9 million at March 31, 2014, primarily due to a decrease in net unrealized gains in the Company’s fixed maturity securities portfolio related to higher market interest rates. The Company’s book value per share excluding AOCI increased 8.9% from $42.90 at March 31, 2013, to $46.70 at March 31, 2014 (see discussion of non-GAAP financial measures below).

Capital Management

Share Repurchases

For the first quarter of 2014, the Company repurchased 553,200 shares at a total cost of $34.6 million, which reflects a volume weighted-average price per share of $62.63. At March 31, 2014, the Company had 3.8 million shares remaining under its repurchase authorizations. Diluted weighted-average shares outstanding were 44,381,944 for the first quarter of 2014, compared to 44,500,049 for the first quarter of 2013.

Debt Repurchase

For the first quarter of 2014, the Company repurchased $47.1 million of its 6.90% junior subordinated debentures (“Subordinated Debt”), which mature on June 1, 2067 and are non-callable prior to June 1, 2017. The Company had $252.9 million of Subordinated Debt outstanding at March 31, 2014.

Available Capital

The Company’s available capital was approximately $500 million at March 31, 2014. The $35 million decrease in available capital compared to December 31, 2013 was primarily due to the repurchase of debt and shares and an allocation for expected annual interest and shareholder dividends for the first quarter of 2014, partially offset by income from its insurance subsidiaries and a lower risk-based capital (“RBC”) requirement. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target RBC ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was approximately 400% at March 31, 2014.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Net income return on average equity excluding after-tax net capital gains and losses from net income and

AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of net income return on average equity. Measuring net income return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring net income return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on April 24, 2014, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s first quarter 2014 results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 13, 2014.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 13578035. The telephone replay will be available through May 2, 2014.

Forward-Looking Information

Some of the statements contained in this earnings release, including estimates, projections, statements related to business plans, strategies, objectives and expected operating results and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, the Company’s actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.
•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.
•	Changes in liquidity needs and the liquidity of assets in its investment portfolios.
•	Performance of business acquired through reinsurance or acquisition.
•	Changes in financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level.
•	Changes in accounting standards, practices or policies.
•	Findings in litigation or other legal proceedings.
•	Intent and ability to hold investments consistent with its investment strategy.
•	Receipt of dividends from, or contributions to, its subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.
•	Adequacy of asset-liability management.
•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.
•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of customer persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.
•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.
•	Competition from other insurers and financial services companies, including the ability to competitively price its products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.
•	Achievement of anticipated levels of operating expenses.
•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.
•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.
•	Credit quality of the holdings in its investment portfolios.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.
•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.
•	Adequacy of commercial mortgage loan loss allowance.
•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Premiums:
Insurance Services	$507.5	$533.2
Asset Management	2.6	3.0

Total premiums	510.1	536.2

Administrative fees:
Insurance Services	4.2	3.5
Asset Management	32.2	29.9
Other	(4.8)	(4.7)

Total administrative fees	31.6	28.7

Net investment income:
Insurance Services	75.5	82.0
Asset Management	69.5	73.3
Other	5.6	3.9

Total net investment income	150.6	159.2

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	—	(0.3)
All other net capital losses	(1.1)	(1.3)

Total net capital losses	(1.1)	(1.6)

Total revenues	691.2	722.5

Benefits and expenses:
Benefits to policyholders	401.1	441.8
Interest credited	43.5	46.6
Operating expenses	113.1	105.1
Commissions and bonuses	51.8	53.8
Premium taxes	9.1	9.5
Interest expense	8.4	8.5
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(1.2)	(3.1)

Total benefits and expenses	625.8	662.2

Income (loss) before income taxes:
Insurance Services	56.7	48.8
Asset Management	16.4	17.2
Other	(7.7)	(5.7)

Total income before income taxes	65.4	60.3
Income taxes	15.3	13.5

Net income	$50.1	$46.8

Net income per common share:
Basic	$1.14	$1.05
Diluted	1.13	1.05
Weighted-average common shares outstanding:
Basic	43,896,627	44,426,153
Diluted	44,381,944	44,500,049

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	March 31,	December 31,
	2014	2013
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $7,010.5 and $6,811.9)	$7,393.5	$7,120.5
Commercial mortgage loans, net	5,383.7	5,405.1
Real estate, net	60.3	65.7
Other invested assets	200.2	196.5

Total investments	13,037.7	12,787.8
Cash and cash equivalents	253.0	379.3
Premiums and other receivables	118.7	118.2
Accrued investment income	107.6	106.8
Amounts recoverable from reinsurers	984.3	988.1
Deferred acquisition costs, value of business acquired and other intangible assets, net	371.3	371.3
Goodwill	36.0	36.0
Property and equipment, net	83.8	84.7
Other assets	135.3	127.9
Separate account assets	6,528.3	6,393.2

Total assets	$21,656.0	$21,393.3

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Future policy benefits and claims	$5,830.2	$5,846.9
Other policyholder funds	6,174.5	6,051.6
Deferred tax liabilities, net	98.3	64.7
Short-term debt	1.7	1.5
Long-term debt	504.8	551.9
Other liabilities	290.3	330.7
Separate account liabilities	6,528.3	6,393.2

Total liabilities	19,428.1	19,240.5

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 43,748,487 and 44,126,389 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	42.8	68.0
Accumulated other comprehensive income	184.9	134.7
Retained earnings	2,000.2	1,950.1

Total shareholders’ equity	2,227.9	2,152.8

Total liabilities and shareholders’ equity	$21,656.0	$21,393.3

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended
	March 31,
	2014	2013
Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	70.6%	73.0%
Individual Disability	42.5	48.2
% of total premiums:
Employee Benefits (including interest credited)	80.8%	83.9%
Individual Disability	54.1	61.9

Reconciliation of non-GAAP financial measures:
Net income	$50.1	$46.8
After-tax net capital losses	(0.7)	(1.0)

Net income excluding after-tax net capital losses	$50.8	$47.8

Net capital losses	$(1.1)	$(1.6)
Tax benefit on net capital losses	(0.4)	(0.6)

After-tax net capital losses	$(0.7)	$(1.0)

Net income per diluted common share:
Net income	$1.13	$1.05
After-tax net capital losses	(0.01)	(0.02)

Net income excluding after-tax net capital losses	$1.14	$1.07

Shareholders’ equity	$2,227.9	$2,187.6
Accumulated other comprehensive income	184.9	286.1

Shareholders’ equity excluding accumulated other comprehensive income	$2,043.0	$1,901.5

Net income return on average equity	9.1%	8.6%
Net income return on average equity (excluding accumulated other comprehensive income)	9.9	10.0
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)	10.0	10.2

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$50.6	$28.9
Net gain from operations after federal income taxes and before realized capital gains (losses)	40.9	24.4

	March 31,	December 31,
	2014	2013
Capital and surplus	$1,357.5	$1,359.0
Asset valuation reserve	129.8	127.5